Exhibit 3.48

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ACNIELSEN ERATINGS.COM

Pursuant to §242 and §245 of the Delaware General Corporation Law

The undersigned, a duly authorized officer of ACNielsen eRatings.com, a Delaware corporation (the “Corporation”), does hereby certify as follows:

A. The name of the Corporation is ACNielsen eRatings.com.

B. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary”) on September 21,1999, a Restated Certificate of Incorporation was filed with the Secretary on September 22,1999 and a Certificate of Designation, Powers, Preferences and Rights of Class A Preferred Stock and Class B Preferred Stock was filed with the Secretary on September 22, 1999.

C. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”), and amends, restates and integrates the provisions of the Corporation’s Certificate of Incorporation as heretofore amended and supplemented. The holders of all of the Corporation’s outstanding stock have approved the Amended and Restated Certificate of Incorporation by written consent, given in accordance with Section 228 of the DGCL.

D. The text of the Corporation’s Certificate of Incorporation, as heretofore amended or supplemented, is hereby further amended and restated to read in its entirety as follows:

1. The name of the corporation is ACNielsen eRatings.com (the “Corporation”).

2. The address of the Corporation’s registered office in Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The Corporation Trust Company is the Corporation’s registered agent at that address.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

4. The Corporation shall have authority to issue a total number of 202,000,000 shares of stock, initially consisting of (i) 200,000,000 shares of common stock, $.0001 par value per share (the “Common Stock”) and (ii) 2,000,000 shares of preferred stock, $.001 par value per share (the “Preferred Stock”), undesignated as to class or scries other than as contemplated by paragraphs

5, 6 and 7 hereof with respect to the Class A Preferred and the Class B Preferred, respectively. The number of shares of the Common Stock may be increased or decreased by the affirmative vote of a majority of the voting power of the Common Stock and Preferred Stock, voting together, entitled to vote on the election of directors, irrespective of the provisions of §242(b)(2) of the DGCL. Effective at the time of the filing with the Secretary of State of the State of Delaware of this Amended and Restated Certificate of Incorporation, each share of Common Stock issued and outstanding immediately prior to such time shall, without any action on the part of the respective holders thereof be reclassified as and subdivided into ten shares of Common Stock, and each stock certificate that, immediately prior to the time of such filing, represented shares of Common Stock shall, from and after such time and without the necessity of presenting the same for exchange, represent the number of shares of Common Stock into which the shares represented by such stock certificate were reclassified and subdivided pursuant hereto. Subject to any limitations prescribed by law, the Board of Directors of the Corporation (the “Board”) is authorized to provide for the issuance of the shares of unissued and undesignated Preferred Stock, in one or more classes or series, and, in accordance with the DGCL, to fix the designation, powers, preferences and rights of the shares of each such class and series and the qualifications, limitations or restrictions thereof and to establish from time to time the number of shares to be included in each such class or series. Without limiting the generality of the grant of authority contained in the preceding sentence, the Board is authorized to determine any or all of the following, and the shares of each series may vary from the shares of any other series in any or all of the following aspects:

(a) the number of shares of such series (which may subsequently be increased, except as otherwise provided by the resolutions of the Board providing for the issue of such series, or decreased to a number not less than the number of shares then outstanding) and the distinctive designation thereof;

(b) the dividend rights, if any, of such series, the dividend preferences, if any, as between such series and any other class or series of stock, whether and the extent to which shares of such series shall be entitled to participate in dividends with shares of any other series or class of stock, whether and the extent to which dividends on such series shall be cumulative and any limitations, restrictions or conditions on the payment of such dividends;

(c) the time or times during which, the price or prices at which, and any other terms or conditions on which, the shares of such series may be redeemed, if redeemable;

(d) the rights of such series, and the preferences, if any, as between such series and any other class or series of stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and whether and the extent to which shares of any such series shall be entitled to participate in such event with any other class or series of stock;

(e) the voting powers, if any, in addition to the voting powers prescribed by law of shares of such series and the terms of exercise of such voting powers;

(f) whether shares of such series shall be convertible into or exchangeable for shares of any other series or class of stock, or any other securities, and the terras and conditions, if any, applicable to such right; and

(g) the terms and conditions, if any, of any purchase, retirement or sinking fund which may be provided for the shares of such series.

5. The Certificate of Designation, Powers, Preferences and Rights of Class A Preferred Stock and Class B Preferred Stock (the “Certificate of Designation”) was filed with the Secretary of State of the State of Delaware on September 22, 1999. The provisions of Exhibits A and B to the resolutions set forth in the Certificate of Designation, as amended and restated hereby, are incorporated herein as paragraphs 6 and 7.

6. Class A Preferred Stock. The designation, powers, preferences and relative, participating, optional and other rights of the Class A Preferred Stock of the Corporation shall be as follows:

(a) This class of preferred stock shall be designated as the “Class A Preferred Stock” (the “Class A Preferred”). Shares of the Class A Preferred shall have a par value of $.001 per share. The number of authorized shares constituting this class shall be 50,000 shares. Each share of the Class A Preferred shall have a stated value of $1,000 (the “Class A Stated Value”).

(b) Whenever the board of directors declares a dividend on the Common Stock payable other than in equity securities of the Corporation, the holders of shares of the Class A Preferred shall be entitled to receive such dividends as if the shares of the Class A Preferred had been converted into shares of the Common Stock immediately prior to the date the board of directors declares the dividend. The number of shares of the Common Stock on which the Class A Preferred shall be paid a dividend shall be calculated using the conversion formula set forth in subparagraph (d) of this paragraph 6. The Class A Preferred shall not be entitled to receive any dividend payable in equity securities of the Corporation without the consent of a majority of the holders of the Common Stock (voting as a separate class).

(c) Liquidation Preference.

(i) In the event of any bankruptcy, liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, each holder of shares of the Class A Preferred then issued and outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of shares of Class A Junior Stock (as defined below) by reason of their ownership of such stock, an amount per share of the Class A Preferred equal to the Class A Stated Value of such share on the date of liquidation (as adjusted for any stock dividends or splits with respect to the Class A Preferred after September 22, 1999 (the date of filing of the Certificate of Designation). If the assets and funds legally available for distribution among the holders of the Class A Preferred shall be insufficient to permit the payment in full of any such preference amount then the assets and funds shall be distributed ratably among holders of shares of the Class A Preferred in proportion to the number of shares of the Class A Preferred owned by each holder. If the assets and funds of the Corporation available for distribution to stockholders shall be insufficient to permit the payment in full of the aforesaid amount and any and all amounts payable in such event to holders of outstanding Class A Parity Securities (as defined below), the holders of shares of the Class A Preferred and the holders of such other Class A Parity Securities shall share ratably (as to cash, in-kind or other distributions) in any distribution of assets of the Corporation in proportion to the fall respective preferential amounts to which such shares are entitled “Class A Junior Stock” shall mean shares of the Common Stock or any other capital stock of the Corporation ranking with respect to liquidation junior to the Class A Preferred. “Class A Parity Securities” shall mean any class or series of capital stock that, in the event that the amounts payable thereon on liquidation are not paid in full, is entitled to share ratably with the Class A Preferred in any distribution of assets.

(ii) In the event the outstanding shares of the Class A Preferred shall be divided (by stock split or otherwise) into a greater or lesser number of shares of the Class A Preferred, the Class A Stated Value then in effect for each share of the Class A Preferred shall, concurrently with the effectiveness of such division, be proportionately decreased or increased, as applicable, by multiplying the Class A Stated Value by a fraction, (1) the numerator of which is the number of shares of the Class A Preferred outstanding immediately prior to such subdivision and (2) the denominator of which is the number of shares of the Class A Preferred outstanding immediately after such division.

(d) Conversion.

(i) Upon the closing of a firm-commitment underwritten initial public offering of the Common Stock pursuant to an effective registration statement under the Securities Act of 1933 (the “Securities Act”), other than a registration statement relating solely to an employee benefit plan or transaction covered by Rule 145 of the Securities Act, or upon the written election of the holders holding a majority of the issued and outstanding shares of the Class A Preferred, all the issued and outstanding shares of the Class A Preferred (the “Class A Preferred Outstanding”) shall be automatically converted, as an aggregate (and regardless of the number of shares of the Class A Preferred Outstanding), into such number of shares of the Common Stock as will give the holders of the Class A Preferred, in the aggregate, voting power over such percentage of the Corporation’s Voting Securities (as defined below) as is equal to the Class A Conversion Percentage (as defined in the next sentence). For purposes hereof, the “Class A Conversion Percentage” for the entire class of the Class A Preferred shall initially (i.e., at September 22,1999) be 80.1%, but shall be subject to adjustment from time to time after September 22, 1999 as provided herein.

(ii) (A) In order to exercise the conversion right, a holder of the Class A Preferred shall surrender all its certificates representing shares of the Class A Preferred Outstanding to the Corporation, with a written notice of election to convert, duly completed and signed. Upon notice from the Corporation that holders of a majority of the issued and outstanding shares of the

Class A Preferred have exercised the conversion right, any other holder of shares of the Class A Preferred that has not given notice of its intent to exercise the conversion right shall surrender immediately all its certificates representing shares of the Class A Preferred Outstanding to the Corporation, accompanied by a written notice of election to convert, duly completed and signed Upon notice from the Corporation feat an initial public offering, as provided in subparagraph (d)(i) above, has occurred, all holders of the Class A Preferred shall surrender immediately all their certificates representing shares of the Class A Preferred Outstanding to the Corporation for conversion.

(B) As promptly as practicable after the surrender by the holders of certificates representing all the Class A Preferred Outstanding and in any event within five (5) business days after such surrender, the Corporation shall issue and deliver to the holders a certificate or certificates for the number of shares of the Common Stock into which the Class A Preferred Outstanding converted.

(C) The conversion shall be deemed to have been effected immediately prior to the close of business on the date on which all of the precedent conditions shall have been satisfied, and the person in whose name any certificate for the Common Stock shall be issuable upon such conversion shall be deemed to have became the holder of record of the Common Stock represented by such certificate at such, time, on such date and at the Class A Conversion Percentage in effect at such time, unless the stock transfer books of the Corporation shall be closed on the date, in which event such person shall be deemed to have become such holder of record at the close of business on the next succeeding day on which such stock transfer books are open, and such conversion shall be at the Class A Conversion Percentage in effect on the date such transfer books are open. All shares of the Common Stock delivered upon conversion of the Class A Preferred Outstanding shall upon delivery in accordance with the provisions hereof be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender for conversion of certificates representing the Class A Preferred Outstanding, the shares shall no longer be deemed to be outstanding and all rights of a holder with respect to the shares surrendered for conversion shall immediately terminate, except the right to receive shares of the Common Stock or other securities, cash or other assets as herein provided.

(iii) (A) The Class A Conversion Percentage shall be adjusted each time the Corporation sells or issues shares of its Voting Securities (a “Class A Adjustment Event”). The Common Stock and any other securities of the Corporation that have voting rights in the election of directors together with the Common Stock are collectively referred to herein as the “Voting Securities.” Upon the issuance of any Voting Securities, the Class A Conversion Percentage shall be adjusted by multiplying the Class A Conversion Percentage in effect immediately prior to the Class A Adjustment Event giving rise to the adjustment by a fraction, (1) the numerator of which shall be the number of votes to which the Voting Securities outstanding immediately prior to the Class A Adjustment Event giving rise to the adjustment are entitled and (2) the denominator of which shall be the number of votes equal to the sum of the (x) numerator and (y) the number of votes to which the shares of Voting Securities giving rise to the Class A Adjustment Event are entitled. The adjustment provided for in this subparagraph (d)(iii)(A) shall become effective immediately. No further adjustments in the Class A Conversion Percentage shall be made upon (he subsequent conversion or exchange, as applicable, of such Voting Securities pursuant to the original terms of any convertible Voting Securities. The issuance of any convertible securities which are not Voting Securities, but are convertible or exchangeable into Voting Securities, shall not give rise to an adjustment hereunder until such securities are converted or exchanged.

(B) Notwithstanding any provision of this subparagraph (d)(iii) to the contrary and without limitation of any other provision contained in this subparagraph (d)(iii), if any securities of the Corporation other than the Class A Preferred (collectively, the “Subject Securities”), are amended or otherwise modified by operation of their terms or otherwise (including without limitation by operation of anti-dilution provisions applicable to the Subject Securities) in any manner whatsoever that causes such Subject Securities to become convertible into a greater number of Voting Securities, then such amendment or modification shall be treated for purposes of this subparagraph (d)(iii) as if the Subject Securities that have been so amended or modified have been terminated and new securities have been issued with the amended or modified terms. The Corporation shall make all necessary adjustments (including successive adjustments if required) to the Class A Conversion Percentage in accordance with subparagraph (d)(iii).

(C) Whenever the Class A Conversion Percentage is adjusted as herein provided, the Corporation shall promptly file in the stock books of the Corporation an officer’s certificate setting forth the Class A Conversion Percentage after the adjustment and setting forth a brief statement of the facts requiring the adjustment, which certificate shall be conclusive evidence of the correctness of the adjustment Promptly after delivery of the certificate, the Corporation shall prepare a notice of the adjustment of the Class A Conversion Percentage, setting forth the adjusted Class A Conversion Percentage and the date on which the adjustment becomes effective, and shall mail such notice (together with a copy of the officer’s certificate setting forth the facts reaching such adjustment) to the holders of the outstanding shares of the Company’s capital stock at each holder’s last address as shown on the stock books of the Corporation.

(iv) The Corporation shall at all times reserve and keep available, out of the aggregate of its authorized but unissued shares of the Common Stock, for the purpose of effecting conversions of the Class A Preferred, the full number of shares of the Common Stock deliverable upon the conversion of the Class A Preferred Outstanding not theretofore converted For purposes of this subparagraph (d)(iii), the number of shares of the Common Stock deliverable upon conversion of the Class A Preferred Outstanding shall be computed as if, at the time of computation, all of the outstanding shares were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized amount of the Common Stock if at any time the number of shares of the Common Stock remaining unissued is not be sufficient to permit the conversion of all the Class A Preferred Outstanding.

(v) Except where registration is requested in a name other than the name of the registered holder, the Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issuance or delivery of shares of the Common Stock upon conversion of the Class A Preferred Outstanding.

(vi) In case of any reclassification or change of outstanding shares of the Common Stock (other than a change in par value, or as a result of a subdivision or combination), or in case of any consolidation of the Corporation with, or merger of the Corporation with or into, any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of the Common Stock or any sale or transfer of all or substantially all of the assets of the Corporation, each holder of the Class A Preferred Outstanding shall have the right thereafter to convert his shares of the Class A Preferred into the kind and amount of securities, cash and other property that he would have been entitled to receive upon such reclassification, change, consolidation, merger, sale or transfer had he converted his shares of the Class A Preferred into shares of the Common Stock immediately prior to the reclassification, change, consolidation, merger, sale or transfer.

(vii) Notwithstanding anything herein to the contrary, no change in the number of outstanding and/or authorized shares of the Voting Securities that results from the subdivision or combination of the shares of any class or series of Voting Securities into a larger or smaller, as the case may be, number of shares shall cause an adjustment to the Class A Conversion Percentage. The Class A Conversion Percentage shall be the same immediately after giving effect to any such subdivision, combination or issuance as it was immediately prior thereto.

(e) The Class A Preferred shall be entitled to vote the number of votes equal to the number of shares of the Common Stock into which all shares of the Class A Preferred could be converted on the record date fixed for determining the holders of the Class A Preferred entitled to vote at the meeting or to give the consent sought The number of shares of the Common Stock into which such shares of the Class A Preferred could be converted is such number of shares of the Common Stock as would give the holders of the Class A Preferred, in the aggregate, voting power over such percentage of the Corporation’s Voting Securities as is equal to the Class A Conversion Percentage. Except as otherwise specifically provided herein or as provided by law, holders of the Class A Preferred shall vote together with holders of the Common Stock as a single class on all matters brought before the stockholders of the Corporation.

(f) As long as any shares of the Class A Preferred are outstanding, the Corporation shall not, without first obtaining the written consent of the holders of a majority of the outstanding shares of the Class A Preferred, voting as a single class, (1) authorize or issue any capital stock or any options, warrants or other rights exchangeable or exercisable therefor, which are senior in rights to the Class A Preferred with respect to liquidation preference or (2) amend, repeal, modify or supplement any provision of this Amended and Restated Certificate of Incorporation (as amended from time to time and including any certificate of designation that may be filed hereafter and form a part thereof) of the Corporation, the bylaws of the Corporation as in effect on the date of issuance of the Class A Preferred or any other charter or bylaws which may govern the Corporation or its subsidiaries, if such amendment, repeal, modification or supplement would adversely affect the powers, preferences or other rights of the Class A Preferred.

(g) Miscellaneous Provisions.

(i) Except as otherwise expressly provided, whenever pursuant to this paragraph 6 notices or other communications are to be made, delivered or otherwise given to holders of shares of the Class A Preferred Stock, the notice or other communication shall be made in writing and shall be by registered or certified first class mail, return receipt requested, facsimile transmission, courier service or personal delivery, addressed to the persons shown on the stock books of the Corporation as such holders at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation and applicable law, as in effect from time to time. All such notices and communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when delivered by courier, if delivered by commercial overnight courier service, (iii) five (5) business days after being deposited in the United States mail, postage prepaid, if mailed and (iv) when receipt is acknowledged, if sent by facsimile transmission.

(ii) If any right, preference or limitation of the Class A Preferred set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall be deemed dependant upon any other such right, preference or limitation unless otherwise expressed herein.

7. Class B Preferred Stock. The designation, powers, preferences and relative, participating, optional and other rights of the Class B Preferred Stock of the Corporation shall be as follows:

(a) This class of preferred stock shall be designated as the “Class B Convertible Preferred Stock” (the “Class B Preferred”) and shall include any issued Class B Preferred Series (as defined). Shares of the Class B Preferred shall have a par value of $.001 per share and shall be issuable in one or more series (each, a “Class B Preferred Series”); provided that each Class B Preferred Series shall be identical in all respects except with respect to the initial Class B Conversion Price, which shall be determined in accordance with subparagraph (d) of this paragraph 7. The number of authorized shares constituting this class shall be 50,000 shares. Each share of the Class B Preferred shall have a stated value of $1000 (the “Class B Stated Value”).

(b) Whenever the board of directors declares a cash dividend on the Common Stock, the holders of shares of the Class B Preferred shall be entitled to receive such dividends as if the shares of the Class B Preferred had been converted into shares of the Common Stock immediately prior to the date the board of directors declares the dividend. The number of shares of the Common Stock on which the Class B Preferred shall be paid a dividend shall be calculated using the conversion formula set forth in subparagraph (d) of this paragraph 7.

(c) Liquidation Preference.

(i) In the event of any bankruptcy, liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, each holder of the Class B Preferred then issued and outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of shares of Class B Junior Stock (as defined below) by reason of their ownership of such stock, an amount per share of the Class B Preferred equal to the Class B Stated Value of such share plus any dividends declared but unpaid on such share on the date of liquidation. If the assets and funds legally available for distribution among the holders of the Class B Preferred shall be insufficient to permit the payment in full of any such preference amount, then the assets and funds shall be distributed ratably among holders of shares of the Class B Preferred in proportion to the number of shares of the Class B Preferred owned by each holder. If the assets and funds of the Corporation available for distribution to stockholders shall be insufficient to permit the payment in full of the aforesaid amount and any and all amounts payable in such event to holders of outstanding Class B Parity Securities (as defined below), the holders of shares of the Class B Preferred and the holders of such other Class B Parity Securities shall share ratably (as to cash, in-kind or other distributions) in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which such shares are entitled. The merger or consolidation of the Corporation into or with another corporation, partnership or other business entity in which the Corporation is not the surviving entity, or a transaction in which the holders of the issued and outstanding voting securities of the Corporation outstanding immediately prior to such transaction beneficially own or control less than a majority of the Voting Securities of the Corporation or surviving entity immediately following such transaction, shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this paragraph 7(c). “Class B Junior Stock” shall mean shares of the Common Stock, or any other capital stock of the Corporation ranking with respect to liquidation junior to the Class B Preferred. “Class B Parity Securities” shall mean any class or class of capital stock that, in the event that the amounts payable thereon on liquidation are not paid in full, is entitled to share ratably with the Class B Preferred in any distribution of assets.

(ii) In the event the outstanding shares of the Class B Preferred shall be divided (by stock split or otherwise) into a greater or lesser number of shares of the Class B Preferred, the Class B Stated Value then in effect for each share of the Class B Preferred shall, concurrently with the effectiveness of such division, be proportionately decreased or increased, as applicable, by multiplying the Class B Stated Value by a fraction, (1) the numerator of which is the number of shares of the Class B Preferred outstanding immediately prior to such subdivision and (2) the denominator of which is the number of shares of the Class B Preferred outstanding immediately after such division.

(d) Conversion.

(i) Upon the closing of a firm-commitment underwritten initial public offering of the Common Stock pursuant to an effective registration statement under the Securities Act, other than a registration statement relating solely to an employee benefit plan or transaction covered by Rule 145 of the Securities Act, each then outstanding share of the Class B Preferred shall be automatically converted into such number of shares of the Common Stock calculated by multiplying

(i) the number of shares of the Class B Preferred to be so converted by (ii) the Class B Conversion Rate (as defined below). For purposes hereof, “Class B Conversion Rate” shall mean the Class B Stated Value per share divided by the Class B Conversion Price per share as then in effect. For purposes hereof, the “Class B Conversion Price” per share shall be determined on a series by series basis. The initial Class B Conversion Price per share shall be equal to the fair market value of the Common Stock as of the date of the event giving rise to the issuance of the Class B Preferred Series, but shall be subject to adjustment from time to time as provided herein. The fair market value shall represent the Board of Directors’ good faith estimate of the current fair market value of the Common Stock.

(ii) (A) In order to exercise his conversion right, a holder of the Class B Preferred to be converted shall surrender the certificate or certificates representing the shares to be converted to the conversion agent, with a notice of election to convert, duly completed and signed, at the principal office of the conversion agent Upon notice from the Corporation that the closing of an initial public offering, as provided in subparagraph (d)(i) of this paragraph 7, has occurred, all holders of the outstanding Class B Preferred shall surrender immediately all their certificates representing shares of the Class B Preferred to the conversion agent for conversion. Unless the shares issuable upon conversion are to be issued in the same name as the name in which the shares of the Class B Preferred are registered, each share surrendered for conversion shall be accompanied by instruments of transfer duly executed by the holder or his duly authorized attorney. If the Corporation fails to designate a conversion agent, the conversion agent shall be the Corporation.

(B) As promptly as practicable after the surrender by a holder of certificates representing shares of the Class B Preferred and in any event within five (5) business days after such surrender, the Corporation shall issue and deliver to the person for whose account such shares of the Class B Preferred was surrendered, or his nominee or nominees (subject to compliance with applicable agreements restricting transfer), a certificate or certificates for the number of full shares of the Common Stock. Any fractional interest in respect of a share of the Common Stock arising upon the conversion shall be settled as provided in subparagraph (d)(iii) of this paragraph. In the event that a holder of the Class B Preferred converts less than all of the shares of the Class B Preferred evidenced by the certificates surrendered by such holder, the Corporation shall issue and deliver to such holder or in accordance with the instructions of the holder, simultaneously with the issuance of certificates representing shares of the Common Stock, a new certificate for the balance of the shares of the Class B Preferred not so converted. For purposes hereof, a “person” shall include any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.

(C) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which all of the precedent conditions shall have been satisfied, and the person in whose name any certificate for shares of the Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the Common Stock represented by such certificate at such time, on such date and at the Class B

Conversion Price in effect at such time, unless the stock transfer books of the Corporation shall be closed on the date, in which event such person shall be deemed to have become such holder of record at the close of business on the next succeeding day on which such stock transfer books are open, and such conversion shall be at the Class B Conversion Price in effect on the date such transfer books are open. All shares of the Common Stock delivered upon conversion of the Class B Preferred shall upon delivery in accordance with the provisions hereof be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing the shares of the Class B Preferred to be converted, such shares of Class B Preferred shall no longer be deemed to be outstanding and all rights of a holder with respect to the shares surrendered for conversion shall immediately terminate, except the right to receive shares of the Common Stock or other securities, cash or other assets as herein provided.

(iii) No fractional shares or securities representing fractional shares of the Common Stock shall be issued upon conversion of the Class B Preferred. Any fractional interest in a share of the Common Stock resulting from conversion of a share of the Class B Preferred shall be paid in cash (computed to the nearest cent) equal to such fraction multiplied by the fair market value per share as determined by the board of directors in good faith. If more than one certificate representing shares of the Class B Preferred shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Class B Preferred so surrendered for conversion.

(iv) The Class B Conversion Price shall be subject to adjustment as follows if any of the events listed below occurs prior to the date on which conversion occurs or is elected:

(A) If the Corporation shall (1) pay a dividend or make a distribution on the Common Stock in shares of the Common Stock, (2) subdivide or reclassify its outstanding shares of the Common Stock into a greater number of shares or (3) combine or reclassify its outstanding shares of the Common Stock into a smaller number of shares, the Class B Conversion Price in effect immediately prior to such event shall be adjusted so that the holder of any share of the Class B Preferred thereafter surrendered for conversion shall be entitled to receive the number of shares of the Common Stock which he would have owned or have been entitled to receive after the happening of such event had the share of the Class B Preferred been converted immediately prior to the occurrence of such event An adjustment made pursuant to this subparagraph (d)(ivXA) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective on the effective date in the case of a subdivision, combination or reclassification. If any dividend or distribution is not paid or made, the Class B Conversion Price then in effect shall be appropriately readjusted.

(B) If the Corporation shall distribute to all holders of the Common Stock any shares of capital stock of the Corporation (other than shares of the Common Stock), evidences of indebtedness, cash, other assets (other than regular cash dividends or distributions paid from retained earnings of the Corporation and dividends or distributions referred to in subparagraph (d)(iv)(A) of this paragraph 7) or rights, options or warrants to subscribe for or purchase any of its securities then in each such case the Class B Conversion Price shall be adjusted to equal the price determined by subtracting from the Class B Conversion Price in effect immediately prior to the date of the distribution the then fair market value (as determined by the board of directors, whose determination shall be conclusive if made in good faith) of the portion of the capital stock, cash, assets or evidences of indebtedness so distributed, of the subscription rights, options or warrants so distributed or of such convertible or exchangeable securities with respect to one share of the Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactive to the record date for the determination of stockholders entitled to receive such distribution. If any such distribution is not made or if any or all of such rights, options or warrants expire or terminate without having been exercised, the Class B Conversion Price then in effect shall be appropriately readjusted.

(C) Whenever the Class B Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the books of the Corporation an officer’s certificate setting forth the Class B Conversion Price and Conversion Rate alter the adjustment and setting forth a brief statement of the facts requiring the adjustment, which certificate shall be conclusive evidence of the correctness of the adjustment Promptly after delivery of the certificate, the Corporation shall prepare a notice of the adjustment of the Class B Conversion Price and Conversion Rate, setting forth the Class B Conversion Price and Conversion Rate and the date on which the adjustment becomes effective, and shall mail such notice (together with a copy of the officer’s certificate setting forth the facts requiring such adjustment) to each holder of the Class B Preferred at such holder’s last address as shown on the stock books of the Corporation.

(D) The Corporation shall not, by amendment of this Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any term hereof and shall at all times in good faith assist in carrying out all such terms and in taking all action as may be necessary or appropriate to protect the rights of the holders of the Class B Preferred against dilution or other impairment Without limiting the generality of the foregoing, the Corporation (A) shall not increase the par value of any shares of stock receivable on the conversion of the Class B Preferred, (B) shall at all times reserve and keep available the maximum number of authorized but unissued shares of the Common Stock, free from all preemptive rights therein, sufficient to permit the full conversion of the Class B Preferred and (C) shall take such action as may be necessary or appropriate in order that all shares of the Common Stock as may be issued pursuant to the conversion of shares of the Class B Preferred will, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof.

(v) The Corporation shall at all times reserve and keep available, out of the aggregate of its authorized but unissued shares of Common Stock, for the purpose of effecting conversions of the Class B Preferred, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Class B Preferred not theretofore converted. For purposes of this subparagraph (d)(v), the number of shares of the Common Stock deliverable upon conversion of all outstanding shares of the Class B Preferred shall be computed as if, at the time of computation, all of the outstanding shares were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized amount of shares of the Common Stock if at any time the number of shares of the Common Stock remaining unissued is not be sufficient to permit the conversion of ail the then outstanding shares of the Class B Preferred. Before taking any action that would cause an adjustment reducing the Class B Conversion Price below the then par value of the shares of the Common Stock deliverable upon conversion of shares of the Class B Preferred, the Corporation shall take any corporate action that may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of the Common Stock at the adjusted Class B Conversion Price.

(vi) Except where registration is requested in a name other than the name of the registered holder, the Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of the Common Stock on conversion of shares of the Class B Preferred.

(vii) In case of any reclassification or change of outstanding shares of the Common Stock (other than a change in par value, or as a result of a subdivision or combination), or in case of any consolidation of the Corporation with, or merger of the Corporation with or into, any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of the Common Stock or any sale or transfer of all or substantially all of the assets of the Corporation, each holder of the Class B Preferred then outstanding shall have the right thereafter to convert his shares of the Class B Preferred into the kind and amount of securities, cash and other property that he would have been entitled to receive upon such reclassification, change, consolidation, merger, sale or transfer had he held shares of the Common Stock immediately prior to the reclassification, change, consolidation, merger, sale or transfer.

(e) Each share of the Class B Preferred shall be entitled to a number of votes equal to the number of shares of the Common Stock into which such share of the Class B Preferred could be converted on the record date fixed for determining the holders of the Class B Preferred entitled to vote at the meeting or to give the consent sought Except as otherwise specifically provided herein or as provided by law, holders of the Class B Preferred shall vote together with holders of the Common Stock as a single class on all matters brought before the stockholders of the Corporation.

(f) As long as any shares of the Class B Preferred ever issued are outstanding, the Corporation shall not, without first obtaining the written consent of the holders of at least 51% of the outstanding shares of the Class B Preferred, voting as a single class, amend, repeal, modify or supplement any provision of this Amended and Restated Certificate of Incorporation (as amended from time to time and including any certificate of designation that may be filed hereafter and form a part thereof) of the Corporation, the bylaws of the Corporation as in effect on the date of issuance of the Class B Preferred or any other charter or bylaws which may govern the Corporation or its subsidiaries, if such amendment, repeal, modification or supplement would adversely affect the powers, preferences or other rights of the Class B Preferred.

(g) Miscellaneous Provisions.

(i) Except as otherwise expressly provided, whenever pursuant to this paragraph 7 notices or other communications are to be made, delivered or otherwise given to holders of the Class B Preferred Stock, the notice or other communication shall be made in writing and shall be by registered or certified first class mail, return receipt requested, facsimile transmission, courier service or personal delivery, addressed to the persons shown on the stock books of the Corporation as such holders at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation and applicable law, as in effect from time to time. All such notices and communications shall be deemed to have been duly given (1) when delivered by hand, if personally delivered, (2) when delivered by courier, if delivered by commercial overnight courier service, (3) five (5) business days after being deposited in the United States mail, postage prepaid, if mailed and (4) when receipt is acknowledged, if sent by facsimile transmission.

(ii) If any right, preference or limitation of the Class B Preferred set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall be deemed dependant upon any other such right, preference or limitation unless otherwise expressed herein.

8. The Board shall have the power to make, alter or repeal the by-laws of the Corporation.

9. The election of the Board need not be by written ballot

10. The Corporation shall indemnify to the fullest extent permitted by § 145 of the DGCL, as amended, from time to time, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of each such person.

11. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that a director may be liable (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under § 174 of the DGCL or (iv) for any transaction from which such director derived an improper personal benefit

12. The Corporation elects not to be governed by §203 of the DGCL.

13. The Corporation shall not file in any court, pursuant to any statute of the United States or any state, any petition in any bankruptcy, reorganization, insolvency proceeding or dissolution proceeding, undertake an assignment for benefit of creditors or appoint a receiver without the affirmative vote of each director then holding office, including each such director holding office who was nominated at the request of NetRatings, Inc. and its permitted transferees and each such director holding office who was nominated at the request of ACNielsen Corporation and its permitted transferees. The provisions of this paragraph 13 shall be null, void and of no further force or effect following consummation by the Corporation of an initial public offering pursuant to a registration statement filed and declared effective under the Securities Act of 1933.

14. The Corporation shall not acquire or invest in any business (whether by acquisition of capital stock or other equity interests of such business, or of substantially all of its assets) which is not primarily engaged in a business which is reasonably ancillary or related to or otherwise in furtherance of the Corporation’s business of tracking or measuring audience, advertising and viewing activities on the Internet, compiling data from such measurement, licensing such data to third parties and selling consulting services related to such data without the affirmative vote of each director holding office who was nominated at the request of NetRatings, Inc. and its permitted transferees and each director holding office who was nominated at the request of ACNielsen Corporation and its permitted transferees. The provisions of this paragraph 14 shall be null, void and of no further force or effect following consummation by the Corporation of an initial public offering pursuant to a registration statement filed and declared effective under the Securities Act of 1933.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its President and attested by its Vice-President thereunto duly authorized, who acknowledge and affirm under penalties of perjury that this certificate is the act and deed of the Corporation and that the facts stated herein are true this 26th day of October 2001.

ACNIELSEN ERATINGS.COM

By:	/s/ Michael Elias
Name:	Michael Elias
Title:	Vice President

ATTEST

/s/ Ellenore O’Hanrahan
Name: Ellenore O’Hanrahan
Title: Assistant Secretary

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